                                                            Exhibit 11
                                TYCO TOYS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
                    (in thousands except per share amounts)

                                                  1994          1993        1992
                                                  ----          ----        ----
Primary Earnings (Loss) Per Share:
 1.   Net income (loss)                       $(32,973)     $(69,940)    $18,012
 2.   Less preferred dividends                   2,157             -           -
                                              --------      --------     -------
 3.   Net income (loss) applicable
      to common shareholders                   (35,130)      (69,940)     18,012
                                              --------      --------     -------
 4.   Weighted average shares outstanding       34,687        33,595      27,525
 5.   Add additional shares issuable
      upon the assumed exercise of
      outstanding stock options and warrants*        -             -       2,218
                                              --------      --------     -------
 6.   Adjusted weighted average shares
      outstanding                               34,687        33,595      29,743
                                              --------      --------     -------

 7.   Net income (loss) per share (3/6)       $  (1.01)     $  (2.08)    $  0.60
                                              --------      --------     -------

Fully Diluted Earnings (Loss) Per Share:
 8.   Line 3. above                           $(35,130)     $(69,940)    $18,012
 9.   Add back preferred dividends (line 2)      2,157             -           -
 10.  Add back interest, net of tax, on
      assumed conversion of the Company's 7%
      Convertible Subordinated Notes               995           567         567
                                              --------      --------     -------
 11.  Adjusted net income (loss)               (31,978)      (69,373)     18,579
                                              --------      --------     -------
 12.  Weighted average shares outstanding
      (line 4)                                  34,687        33,595      27,525
 13.  Add additional shares issuable upon
      assumed conversion of preferred shares
      from date of issuance                      3,749             -           -
 14.  Add additional shares issuable upon
      assumed conversion of the Company's 7%
      Convertible Subordinated Notes from
      dates of issuance                          1,430         1,350       1,350
 15.  Add additional shares issuable upon the
      assumed exercise of outstanding
      stock options and warrants*                    -           433       2,252
                                              --------      --------     -------
 16.  Adjusted weighted average shares
      outstanding                               39,866        35,378      31,127
                                              --------      --------     -------

 17.  Net income (loss) per share (11/16)(**) $  (0.80)     $  (1.96)    $  0.60
                                              --------      --------     -------

* For the calculation of loss per share, the inclusion of the assumed exercise of options and warrants for the years ended 1994 and 1993 did not result in a dilutive effect and therefore such assumed exercise has been excluded for the per share calculations.

** Fully diluted loss per share is not presented as the assumed conversion of the Company's Convertible Preferred Stock and Convertible Subordinated Notes is anti-dilutive.